Exhibit 99

Best Buy Committed to Providing Products People Need

Company moving to serve customers solely through

Home Delivery and Enhanced Curbside Pickup

MINNEAPOLIS, March 21, 2020 -- Best Buy Co., Inc. (NYSE: BBY) today announced business updates related to novel coronavirus (COVID-19).

Best Buy CEO Corie Barry said, “The situation we’re facing as a company and as individuals is unprecedented and changing at a pace all of us are working to keep up with. We are making the best decisions we can with two goals in mind: protecting employees, customers and their respective families, while trying our best to serve the millions of Americans who rely on us for increasingly vital technology.”

“We are seeing a surge in demand across the country for products that people need to work or learn from home, as well as those products that allow people to refrigerate or freeze food,” continued Barry. "As we meet the demand for these necessities, we are adjusting how we operate in many ways to improve safety.”

Except where otherwise directed by state and local authorities, starting Sunday, March 22, the company is shifting to enhanced curbside service only for all of its stores on an interim basis. This will allow the company to continue to serve customers who have purchased on BestBuy.com or the Best Buy app and have requested pickup at their local store. In addition, if a customer was unable to place an online order and the product is in stock in the store, employees can go into the store to claim the item for the customer and sell it to them curbside.

Customers can also still order online or on the app and have their products shipped directly to their homes. Large products such as appliances will be delivered where permitted and under strict safety guidelines with everything being left by the customer’s door. All in-home installation and repair has been temporarily suspended and will be rescheduled with our customers, and all in-home consultations are being conducted virtually.

All Best Buy employees have been told they do not have to work if they do not feel comfortable. They have also been told to stay home if they are feeling sick, knowing they will be paid. All field employees whose hours have been eliminated will be paid for two weeks at their normal wage rate based on their average hours worked over the last 10 weeks.

Fiscal 2021 Guidance

While the company’s quarter-to-date sales are ahead of plan, because of the increased uncertainty related to the potential impacts of COVID-19 and resulting temporary changes in our operations, the company is withdrawing all fiscal 2021 financial guidance previously issued on February 27, 2020, for both the first quarter and full year.

Further, to bolster its cash position and maximize flexibility in this fluid environment, on March 19, 2020, the company drew the full amount of its $1.25 billion revolving credit facility, which was undrawn as of February 1, 2020. This is in addition to the approximately $2 billion in cash and cash equivalents the company held as of March 19, 2020. Also, the company has suspended all share repurchases.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 28, 2019. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Press@bestbuy.com
(612) 291-7735 or mollie.obrien@bestbuy.com